EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-139703 on Form S-8 of St. Bernard Software, Inc. of our report dated January 31, 2007, related to the financial statements of AgaveOne, Inc., dba Singlefin, appearing in this Current Report on Form 8-K/A of St. Bernard Software, Inc. dated February 2, 2007.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

January 31, 2007